UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MARINUS PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2015

To our Stockholders:

You are cordially invited to attend our 2015 Annual Meeting of Stockholders on Tuesday, April 21, 2015 at 9:30 a.m. (Eastern Time) (the “Annual Meeting”) at The NASDAQ MarketSite, 4 Times Square, 2nd Floor, New York, NY 10036.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. If you plan to attend the Annual Meeting and you are a registered stockholder, please bring a valid form of photo identification. If you wish to vote in person at the meeting and you are a beneficial owner of shares held in “street name” through a bank, broker, or other intermediary, please contact your bank, broker, or other intermediary to obtain evidence of ownership and a legal proxy, which you must bring with you to the Annual Meeting.

Information about the matters to be acted on at the Annual Meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed herewith is your proxy card, which includes instructions for voting, and our 2014 Annual Report.

Your vote is important. Whether you plan to attend the Annual Meeting in person or not, we hope you will vote your shares as soon as possible. Please mark, sign, date, and return the accompanying proxy card or voting instruction form in the postage-paid envelope as to how you would like your shares voted. Instructions are included on the proxy card and voting instruction form.

I hope you will find it possible to participate in the Annual Meeting.

Best regards,

/s/ Christopher M. Cashman
Christopher M. Cashman,
President and Chief Executive Officer

Marinus Pharmaceuticals, Inc.
Three Radnor Corporate Center
100 Matsonford Road, Suite 304
Radnor, PA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 21, 2015

To our Stockholders:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Marinus Pharmaceuticals, Inc. (the “Company”) will be held at The NASDAQ MarketSite, 4 Times Square, 2nd Floor, New York, NY 10036, on Tuesday, April 21, 2015, at 9:30 a.m. (Eastern Time), to consider and vote on the following matters described in the accompanying Proxy Statement:

1.              The election of two Class I director nominees named in the accompanying Proxy Statement;

2.              Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.              Transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors (the “Board”) unanimously recommends that you vote “FOR” the election of two Class I director nominees (Proposal 1) and “FOR” the proposal to ratify KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2).

The Board has fixed March 4, 2015, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the envelope provided.

By Order of the Board of Directors,

/s/ Edward F. Smith
Edward F. Smith, Vice President,
Chief Financial Officer, Treasurer and Secretary
Radnor, Pennsylvania

March 20, 2015

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please complete, date, sign and mail your proxy card promptly in order that the necessary quorum may be represented at the Annual Meeting. If your shares are held in a brokerage account or by another nominee record holder, please be sure to mark your voting choices on the voting instruction card that accompanies this Proxy Statement. If you fail to specify your voting instructions for the election of directors, your shares will not be voted in the election of directors due to rules applicable to broker voting, or we may incur additional costs to solicit votes. The enclosed envelope requires no postage if mailed in the United States.

Important Notice Regarding the Availability of Our Proxy Materials for

Our Annual Meeting We Will Hold on April 21, 2015

This document includes our proxy statement for our Annual Meeting and our Form 10-K annual report for the year ended December 31, 2014 as well as the Notice of Annual Meeting.  You may also view each of these documents on the Internet at our web site www.marinuspharma.com.  No information on our website other than this proxy statement for our Annual Meeting and our Form 10-K annual report for the year ended December 31, 2014 constitutes a part of our proxy solicitation materials for our Annual Meeting or part of our Form 10-K annual report for the year ended December 31, 2014

Marinus Pharmaceuticals, Inc.
Three Radnor Corporate Center
100 Matsonford Road, Suite 304
Radnor, PA

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 21, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON TUESDAY, APRIL 21, 2015: Copies of this Proxy Statement and the accompanying form of proxy card, and the enclosed 2014 Annual Report on Form 10-K (the “Annual Report”) are available without charge by notifying our Chief Financial Officer, Treasurer and Secretary, Edward F. Smith, in writing, at Marinus Pharmaceuticals, Inc. Three Radnor Corporate Center, 100 Matsonford Road, Suite 304, Radnor, Pennsylvania 19087.

This Proxy Statement and the accompanying proxy card, the foregoing Notice of Annual and the enclosed Annual Report are intended to be sent or given to stockholders of the Company on or about March 20, 2015, in connection with the solicitation of proxies on behalf of our Board for use at our 2015 Annual Meeting of Stockholders, to be held on Tuesday, April 21, 2015, at 9:30 a.m. Eastern Time, at The NASDAQ MarketSite, 4 Times Square, 2nd Floor, New York, NY 10036, and at any adjournment or postponement thereof.

FREQUENTLY ASKED QUESTIONS

The following questions and answers present important information pertaining to the Annual Meeting:

Q:  Who is entitled to vote?

A:  Only stockholders of record as of the close of business on March 4, 2015 (the “Record Date”) shall be entitled to notice of, and to vote at, the Annual Meeting. During the ten days before the Annual Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Edward F. Smith, our Chief Financial Officer, Treasurer and Secretary, at (484) 801-4670 to arrange a visit to our offices.

Q:  How many shares of common stock can vote?

A:  There were 14,015,447 shares of common stock issued and outstanding as of the close of business on March 4, 2015. Each stockholder entitled to vote at the Annual Meeting may cast one vote for each share of common stock owned by him or her that has voting power upon each matter considered at the Annual Meeting.

Q:  What may I vote on?

A:  You may vote on the following matters:

1.  the election of the Class I directors who have been nominated to serve on our Board as Class I directors;

2.  the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

3.  any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Q:  Will any other business be presented for action by stockholders at the Annual Meeting?

A:  Management knows of no business that will be presented at the Annual Meeting other than Proposals 1 and 2. If any other matter properly comes before the Annual Meeting, the persons named as proxies in the accompanying proxy card intend to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment on the matter.

Q:  How does the Board recommend that I vote on each of the proposals?

A:  The Board recommends a vote “FOR” the two Class I director nominees, and “FOR” the ratification of KPMG LLP as our independent registered public accounting firm.

Q:  How do I vote my shares?

A:  The answer depends on whether you own your shares of common stock of the Company directly (that is, you hold shares that show your name as the registered stockholder) or if your shares are held in a brokerage account or by another nominee holder.

If you own shares of the Company directly (i.e., you are a “registered stockholder”): your proxy is being solicited directly by us, and you can vote by mail or you can vote in person if you attend the Annual Meeting.

If you wish to vote by mail, please do the following: (1) sign and date the accompanying proxy card, (2) mark the boxes indicating how you wish to vote, and (3) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxies will vote your shares “FOR” the two Class I director nominees, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm, and, in their discretion, on any other matter that properly comes before the Annual Meeting. Unsigned proxy cards will not be counted.

If you wish to vote in person at the meeting, written ballots will be passed out to anyone who wants to vote at the meeting.

If you hold your shares of the Company through a broker, bank or other nominee: a voting instruction card has been provided to you by your broker, bank or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. Please be sure to mark your voting choices on your voting instruction card before you return it. You may also be able to vote by telephone or via the Internet, depending upon your voting instructions. Please refer to the instructions provided with your voting instruction card for information about voting in these ways. See also “What is the effect if I fail to give voting instructions to my broker or other nominee?” below.

If you wish to vote in person at the meeting, written ballots will be passed out to anyone who wants to vote at the meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker or other intermediary, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or intermediary that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Q:  What is a proxy?

A:  A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Christopher M. Cashman, our President and Chief Executive Officer, and Edward F. Smith, our Chief Financial Officer, Treasurer and Secretary. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. Whether or not you expect to attend the Annual Meeting in person, we request that you please use the means available to you to vote by proxy so as to ensure that your shares of common stock may be voted.

Q:  What is the effect if I fail to give voting instructions to my broker or other nominee?

A:  If your shares are held by a broker or other nominee, you must provide your broker or nominee with instructions on how to vote your shares for the two Class I director nominees in order for your shares to be counted in the election of directors. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee in how to vote your shares. We encourage you to provide voting instructions to your broker, bank or other nominee.

Brokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks or other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to non-routine matters, including the election of Class I directors. With respect to non-routine matters, if beneficial owners do not provide voting instructions, these are called “broker non-votes.”

In the event of a broker non-vote, such beneficial owners’ shares will be included in determining whether a quorum is present, but otherwise will not be counted. In addition, abstentions will be included in determining whether a quorum is present but otherwise will not be counted. Thus, a broker non-vote or an abstention will make a quorum more readily obtainable, but a broker non-vote or an abstention will not otherwise affect the outcome of a vote on a proposal that requires a plurality of the votes cast. An abstention with respect to a proposal that requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote will, however, have the same effect as a vote against the proposal. See “How will the outcome of the proposal to ratify the selection of our independent registered public accounting firm be determined?” below.

We encourage you to provide voting instructions to the organization that holds your shares.

Q:  What if I want to change my vote or revoke my proxy?

A:  A registered stockholder may change his or her vote or revoke his or her proxy at any time before the Annual Meeting by (i) notifying our Chief Financial Officer, Treasurer and Secretary, Edward F. Smith, in writing, at Marinus Pharmaceuticals, Inc., Three Radnor Corporate Center, 100 Matsonford Road, Suite 304, Radnor, Pennsylvania 19087, that you revoke your proxy, (ii) attending and voting in person at the Annual Meeting, or (iii) submitting a later dated proxy card. We will count your vote in accordance with the last instructions we receive from you prior to the closing of the polls, whether your instructions are received by mail or in person at the Annual Meeting. If you hold your shares through a broker, bank or other nominee and wish to change your vote, you must follow the procedures required by your nominee.

Q:  What is a quorum?

A:  The holders of one-third of the 14,015,447 shares of common stock outstanding as of the Record Date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting until a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

Q:  How will Class I directors be elected?

A:  A plurality of the votes cast at the Annual Meeting is required for the election of Class I directors. This means that the two Class I director nominees with the most votes for a particular director seat is elected to that seat. You may choose to vote or withhold your vote for such nominees. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted with respect to the director indicated and will have no impact on the election of directors, although it will be counted for the purposes of determining whether there is a quorum.

Q:  How will the outcome of the proposal to ratify the selection of our independent registered public accounting firm be determined?

A:  To ratify the selection, a majority of the shares of stock that are present in person or by proxy and entitled to vote at the Annual Meeting must be voted in favor of the ratification. A properly executed proxy marked “ABSTAIN” with respect to the proposal will not be voted, although it will be counted for purposes of determining the number of shares of common stock present in person or represented by proxy and entitled to vote. Accordingly, if you choose to “ABSTAIN,” with respect to the auditor selection ratification proposal, your abstention has the same effect as a vote “AGAINST.”

Q:  What if additional proposals are presented at the Annual Meeting?

A:  We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, with respect to any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their judgment.

Q:  Do the directors and officers of the Company have an interest in the outcome of the matters to be voted on?

A:  Our directors and officers will not receive any special benefit as a result of the outcome of the matters to be voted on, except that our non-employee directors will receive compensation for such service as described later in this Proxy Statement under the heading “Executive and Director Compensation.”

Q:  How many shares do the directors and officers of the Company beneficially own, and how do they plan to vote their shares?

A:  Directors and executive officers, who, as of March 4, 2015, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following March 4, 2015) of approximately 4.8% of our outstanding common stock, are expected to vote, or direct the voting of their shares, in favor of the election of the two Class I director nominees set forth in this Proxy Statement, and in favor of the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Q:  Who will count the votes?

A:  Our agent will count the votes cast by proxy. The Chief Financial Officer, Treasurer and Secretary of the Company will count the votes cast in person at the Annual Meeting and will serve as the inspector of election.

Q:  Who can attend the Annual Meeting?

A:  All stockholders are invited to attend the Annual Meeting.

Q:  Are there any expenses associated with collecting the stockholder votes?

A:  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes from stockholders at this time; however, if we determine that such action would be appropriate or necessary, we would pay the cost of such service. Officers and other employees of the Company may solicit proxies in person or by telephone but will receive no special compensation for doing so.

Q:  Where can you find the voting results?

A:  Voting results will be reported in a Current Report on Form 8-K, which we will file with the United States Securities and Exchange Commission, or the SEC, within four business days following the Annual Meeting.

Q:  Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

A:  KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2014 and audited our financial statements for such fiscal year as of December 31, 2014. KPMG LLP has been selected by our audit committee, or the Audit Committee, to serve in the same role and to provide the same services for the fiscal year ending December 31, 2015. We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the end of the Annual Meeting.

Q:  Why are you being asked to ratify the selection of KPMG LLP?

A:  Although stockholder approval of our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of KPMG LLP, but will not be required to take any action.

BOARD OF DIRECTORS

Our Board currently consists of eight members. Upon election of the two nominees for Class I director listed below at the Annual Meeting, our Board will consist of seven members, as Anton Gopka has not been nominated. Our certificate of incorporation and our bylaws divide our Board into three classes with staggered three-year terms. In addition, such certificate of incorporation and bylaws provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in an annual election of directors. Under such certificate of incorporation and bylaws, any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office. Furthermore, such certificate of incorporation provides that the authorized number of directors may be changed only by a resolution of our Board.

Biographical information regarding the business experience of each of our directors and the primary aspects of each of our directors’ experience, qualifications, attributes or skills that led to the conclusion that each of our directors should serve on our Board is set forth below:

Nominee	Age	Position
Class I Directors:
Christopher M. Cashman	58	Chairman, President and Chief Executive Officer
Stephen Bloch	52	Director

Other Directors	Age	Position
Class II Directors:
Anand Mehra	39	Director
Nicole Vitullo	57	Director

Class III Directors:
Enrique J. Carrazana	53	Director
Jay P. Shepard	57	Director
Tim M. Mayleben	54	Director

Nominees for Election to the Board as Class I Directors for a Three-Year Term Expiring at the 2018 Annual Meeting

Christopher M. Cashman has served as Chairman of our Board since September 2011 and as our President and Chief Executive Officer since October 2012. From August 2010 to May 2011, Mr. Cashman provided consulting services to Quaker Partners, a private venture capital fund. From 2003 to June 2010, Mr. Cashman served as President and Chief Executive Officer of Protez Pharmaceuticals, Inc., a company specializing in the development of antibiotics. Prior to his time with Protez, Mr. Cashman served as President and Chief Executive Officer of Message Pharmaceuticals Inc., and as Vice President for both Pfizer Inc. and SmithKline Beecham plc. Mr. Cashman began his pharmaceutical career at SmithKline Corporation. Mr. Cashman currently serves on the board of directors of Rapid Micro Biosystems, Inc., Noble Biomaterials, Inc. and MBF Therapeutics Inc. Mr. Cashman holds an M.S. in Economics from Purdue University and B.S. in Business Management from the University of Minnesota. We believe Mr. Cashman’s experience in the life sciences industry, including his prior experience serving as chief executive officer of companies in the pharmaceutical development business, qualifies him to serve as the Chairman of our Board.

Stephen Bloch, M.D. has served as a member of our Board since September 2005. Since November 2007, he has served as a General Partner of Canaan Partners, a venture capital firm. Since 2002, he served in various capacities at Canaan Partners including Principal then Partner. He currently also serves on the boards of directors of several private healthcare companies. Dr. Bloch received an A.B. degree from Dartmouth College, a M.A. in the history of science and public policy from Harvard University and a M.D. from the University of Rochester. We believe Dr. Bloch’s operating and investment experience in biotechnology and pharmaceutical development, medical devices, diagnostics, healthcare information technology and related industries qualifies him to serve on our Board.

Members of the Board Continuing in Office for a Term Expiring at the 2016 Annual Meeting

Anand Mehra, M.D. has served on our Board since October 2007. Dr. Mehra is currently a General Partner of Sofinnova Ventures, a venture capital firm focused on biotech investments, which he joined in 2007 as a Principal and focuses on biopharmaceutical investing. Prior to Sofinnova, Dr. Mehra worked in JPMorgan Chase & Co.’s private equity and venture capital group. Before joining the venture community, Dr. Mehra was a consultant in McKinsey & Company’s pharmaceutical practice, advising pharma and biotech on key strategic issues. Dr. Mehra currently serves on the board of directors of Aerie Pharmaceuticals, Inc., Spark Therapeutics and several private companies. Dr. Mehra received his M.D. from Columbia University’s College of Physicians and Surgeons and graduated Phi Beta Kappa from the University of Virginia where he was an Echols Scholar. We believe Dr. Mehra’s experience working in the venture capital, finance and consulting industries with a focus on pharmaceutical and biotechnology companies qualifies him to serve on our Board.

Nicole Vitullo has served on our Board since September 2005. Ms. Vitullo has been a Partner of Domain Associates, a venture capital firm that invests in the life sciences sector, since 2004 and in addition to investment responsibilities, she is also involved in the distribution/liquidation strategies for the public companies in Domain’s venture capital portfolios. From 2000 to 2011, Ms. Vitullo was responsible for Domain Public Equity Partners L.P., a fund focused on private investments in public companies. Ms. Vitullo joined Domain Associates in 1999. From 1992 to 1999, Ms. Vitullo was Senior Vice President at Rothschild Asset Management, Inc. where she had responsibility for the United States public market investments of International Biotechnology Trust plc. and Biotechnology Investments Limited. From 1991 to 1992, Ms. Vitullo served as the Director of Corporate Communications and Investor Relations at Cephalon, Inc., then a publicly traded biotechnology company. Prior to Cephalon, Ms. Vitullo spent 12 years at Eastman Kodak, most recently in Corporate Development, where she was involved in the development and management of Kodak’s venture capital activities. Ms. Vitullo currently serves on the boards of directors of Achillion Pharmaceuticals, Inc., Celator Pharmaceuticals, Inc., Esperion Therapeutics, Inc. and VentiRx Pharmaceuticals, Inc. Ms. Vitullo received a B.A. and an M.B.A. from the University of Rochester. We believe Ms. Vitullo’s experience working with and serving on the boards of directors of life sciences companies and working in the venture capital industry qualifies her to serve on our Board.

Members of the Board Continuing in Office for a Term Expiring at the 2017 Annual Meeting

Enrique J. Carrazana, M.D. has served on our Board since November 2013. Since October 2011, Dr. Carrazana has been Chief Medical Officer at Acorda Therapeutics, Inc., a developer of medications treating persons with nervous system disorders, with responsibilities over the management of their drug development programs and regulatory filings, as well as the company’s medical affairs and drug safety departments. From October 2010 to October 2011, Dr. Carrazana was an Associate Professor of Neurology at the University of Miami Miller School of Medicine. From June 2008 to September 2010, Dr. Carrazana served as the Global Head of the Development Franchise Established Medicines group for Novartis Pharmaceuticals AG. Dr. Carrazana currently serves on the scientific advisory board of Aeromics, LLC.  Dr. Carrazana is a board-certified neurologist with more than 20 years of experience in the pharmaceutical industry and clinical practice. Dr. Carrazana has presented and published a wide range of research on various neurology topics, with an emphasis on epilepsy. Dr. Carrazana received a M.D. from the Harvard Medical School and completed his residency in Neurology and fellowship in Neurophysiology at the Harvard Longwood Neurology Program. We believe Dr. Carrazana’s medical background and experience in pharmaceutical development qualify him to serve on our Board.

Jay P. Shepard has served on our Board since November 2013. Jay Shepard currently has served as an Executive Partner at Sofinnova Ventures since November 2012. He has over 30 years’ experience in the pharmaceutical, biotechnology and drug delivery arenas.  From 2010 until November of 2012, Mr. Shepard was President and Chief Executive Officer of NextWave Pharmaceuticals, a pediatric focused therapeutics company that was acquired by Pfizer in late 2012. From 2008 to 2010, Mr. Shepard was an Executive in Residence at Sofinnova Ventures. Prior to that, Mr. Shepard was President and CEO of Ilypsa, a nephrology therapeutics company acquired by Amgen. He then helped with the Ilypsa’s spin-out company, Relypsa, serving as interim President and CEO.  Before Ilypsa, Mr. Shepard served as Vice President, Commercial Operations at Telik. He was also Vice President in the Commercial Operations group at Alza Pharmaceuticals, having held leadership roles of increasing responsibility in its establishment, operation and commercial presence. Alza was acquired by Johnson & Johnson in late 2001. Mr. Shepard currently serves as Executive Chairman of Versartis, is a board member of Bullet Biotechnologies, Durect

Corporation and the Santa Clara University Entrepreneurial School. Mr. Shepard holds a B.S. in Business Administration from the University of Arizona.  We believe that Mr. Shepard’s experience as an executive with multiple pharmaceutical development companies and in the venture capital industry qualifies him to serve on our Board.

Tim M. Mayleben has served on our Board since December 2008. Since December 2012, Mr. Mayleben has been President, Chief Executive Officer and a director of Esperion Therapeutics, Inc., a biopharmaceutical company focused on the development and commercialization of therapies for the treatment of elevated levels of LDL-cholesterol and other cardiometabolic risk markers. From December 2009 to December 2012, Mr. Mayleben was President and Chief Executive Officer and a director of Aastrom Biosciences, Inc. From 2007 to 2008, Mr. Mayleben served as President, Chief Operating Officer and a director of NightHawk Radiology Holdings, Inc. Prior to joining Nighthawk, Mr. Mayleben was the Chief Operating Officer and CFO of the original Esperion, Inc., until its acquisition by Pfizer in 2004. He is also an advisor to, investor in, and member of the board of directors of several life science companies, including Kaleo, Inc. and Lycera Corporation Mr. Mayleben earned an M.B.A., with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University, and a B.A. from the University of Michigan, Ross School of Business. We believe Mr. Mayleben’s experience in the life sciences industry, including his prior experience serving as an executive and director of public companies in the pharmaceutical and biotechnology industries, qualifies him to serve on our Board.

Director Independence

Our Board has determined that all of our directors except Christopher M. Cashman are independent within the meaning of Section 5605(a)(2) of the NASDAQ Stock Market Rules and Rule 10A-3 under the Securities Act of 1933, as amended, or the Securities Act, that Stephen Bloch, Anton Gopka and Tim M. Mayleben meet the additional test for independence for audit committee members imposed by SEC regulations and Section 5605(c)(2)(A) of the NASDAQ Stock Market Rules and that Enrique J. Carrazana, Anand Mehra, Jay P. Shepard and Nicole Vitullo meet the additional test for independence for compensation committee members imposed by Section 5605(d)(2) of the NASDAQ Stock Market Rules. The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or his or her affiliates.

Board Meetings

During the year ended December 31, 2014, the Board held a total of 10 meetings. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and meetings of any committee of which he or she was a member, which were held during the time in which he or she was a director or a committee member, as applicable.

Board Leadership Structure and Risk Oversight

The Company seeks to maintain an appropriate balance between management and the Board. Our Board does not have a policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as from time to time it may be in the best interests of the Company.

Christopher M. Cashman currently serves as our Chairman and Chief Executive Officer. The Board believes that presently it is in the best interests of the Company that the positions of Chairman of the Board and Chief Executive Officer are combined. The Board acknowledges that there may be circumstances in the future when it is in the best interests of the Company to separate the positions of Chairman and Chief Executive Officer.

The Board is obligated to conduct periodic executive sessions of the directors without those directors who are also executive officers of the Company. These directors shall designate one director to preside at each session, although it need not be the same director at each session.

Management regularly reports on any potential material risks to the Company at each quarterly Board meeting. Our Chief Executive Officer and Chief Financial Officer provide these routine reports. Management reports regularly to the full Board, which also considers the Company’s risk factors. While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Corporate Governance—Board and Committees

Our Board is responsible for the supervision of our overall affairs. Our Board met on 10 occasions during the year ended December 31, 2014. Regularly scheduled executive sessions of the Board’s independent directors were held as well. Each then current director attended at least 75% of all Board and applicable committee meetings during 2014. Directors are strongly encouraged, but not required, to attend the Annual Meeting. The Company did not have an annual meeting of stockholders in 2014 since the Company was a privately held company until it recently went public in July 2014.

Stockholders and other interested parties may write to the Board, any director, any of the committee chairs or the independent directors as a group at: c/o Secretary, Marinus Pharmaceuticals, Inc., Three Radnor Corporate Center, 100 Matsonford Road, Suite 304, Radnor, Pennsylvania 19087.

Board Committees

Our Board has a standing Audit Committee, compensation committee, or the Compensation Committee, and nominating and corporate governance committee, or the Nominating Committee. During 2014, our Audit Committee consisted of Stephen Bloch, Anton Gopka and Tim M. Mayleben, with Tim M. Mayleben serving as chair; our Compensation Committee consisted of Enrique J. Carrazana, Anand Mehra, Jay P. Shepard and Nicole Vitullo, with Jay P. Shepard serving as chair; and our Nominating Committee consisted of Anton Gopka, Tim M. Mayleben and Nicole Vitullo, with Nicole Vitullo serving as chair.

In compliance with the NASDAQ Stock Market Rules, all of the members of our Audit, Compensation and Nominating Committees are independent.

Audit Committee

The Audit Committee operates under a charter adopted by the Board that governs its responsibilities. Copies of the Audit Committee charter can be obtained free of charge from the Company’s website, www.marinuspharma.com, or by contacting the Company to the attention of the Secretary at our offices at Marinus Pharmaceuticals, Inc., Three Radnor Corporate Center, 100 Matsonford Road, Suite 304, Radnor, Pennsylvania 19087.

The primary purpose of our Audit Committee is to assist the Board in the oversight of the integrity of our accounting and financial reporting process, the audits of our financial statements, and our compliance with legal and regulatory requirements. The functions of our Audit Committee include, among other things:

·                  hiring the independent registered public accounting firm to conduct the annual audit of our financial statements and monitoring its independence and performance;

·                  reviewing and approving the planned scope of the annual audit and the results of the annual audit;

·                  pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;

·                  reviewing the significant accounting and reporting principles to understand their impact on our financial statements;

·                  reviewing our internal financial, operating and accounting controls with management, our independent registered public accounting firm and our internal audit provider;

·                  reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and our compliance with legal and regulatory requirements;

·                  reviewing potential conflicts of interest under and violations of our Code of Business Conduct and Ethics;

·                  establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

·                  reviewing and approving related-party transactions; and

·                  reviewing and evaluating, at least annually, our Audit Committee’s charter.

With respect to reviewing and approving related-party transactions, our Audit Committee reviews related-party transactions for potential conflicts of interests or other improprieties. Under SEC rules, related-party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership. Our Audit Committee could approve a related-party transaction if it determines that the transaction is in our best interests. Our directors are required to disclose to this committee or the full Board any potential conflict of interest, or personal interest in a transaction that our board is considering. Our executive officers are required to disclose any related-party transaction to the Audit Committee. We also poll our directors on an annual basis with respect to related-party transactions and their service as an officer or director of other entities. Any director involved in a related-party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, the transaction should be approved in advance and if not approved in advance, must be submitted for ratification as promptly as practical.

The financial literacy requirements of the SEC require that each member of our Audit Committee be able to read and understand fundamental financial statements. In addition, at least one member of our Audit Committee is qualified as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act, and has financial sophistication in accordance with the NASDAQ Stock Market Rules. Our Board has determined that Tim M. Mayleben qualifies as an audit committee financial expert. For the relevant experience of Mr. Mayleben that qualifies him as an audit committee financial expert, please see his biographical information under “Biographical and Other Information Regarding the Company’s Directors—Members of the Board Continuing in Office for a Term Expiring at the 2017 Annual Meeting.”

The Audit Committee met four times in 2014.

Both our independent registered public accounting firm and management periodically will meet privately with our Audit Committee. For information on audit fees, see “Proposal 2: Ratification of Independent Registered Public Accounting Firm.”

Compensation Committee

The Compensation Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Compensation Committee charter can be obtained free of charge from the Company’s website, www.marinuspharma.com, or by contacting the Company to the attention of the Secretary at our offices at Marinus Pharmaceuticals, Inc., Three Radnor Corporate Center, 100 Matsonford Road, Suite 304, Radnor, Pennsylvania 19087.

The primary purpose of our Compensation Committee is to assist our Board in exercising its responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. In carrying out these responsibilities, this committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of our Compensation Committee include, among other things:

·                  designing and implementing competitive compensation policies to attract and retain key personnel;

·                  reviewing and formulating policy and determining the compensation of our executive officers and employees;

·                  reviewing and recommending to our Board the compensation of our directors;

·                  administering our equity incentive plans and granting equity awards to our employees and directors under these plans;

·                  if required from time to time, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full board its inclusion in our periodic reports to be filed with the SEC;

·                  if required from time to time, preparing the report of the Compensation Committee to be included in our annual proxy statement;

·                  engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and

·                  reviewing and evaluating, at least annually, our Compensation Committee’s charter.

Our Compensation Committee may delegate to one or more of our executive offices the power to grant options or other stock awards pursuant to such equity-based plan to employees who are not our directors or executive officers. Our Compensation Committee may also form and delegate authority to one or more subcommittees as it deems appropriate from time to time under the circumstances.

The Compensation Committee met four times in 2014.

Nominating Committee

The Nominating Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Nominating Committee charter can be obtained free of charge from the Company’s website, www.marinuspharma.com, or by contacting the Company to the attention of the Secretary at our offices at Marinus Pharmaceuticals, Inc., Three Radnor Corporate Center, 100 Matsonford Road, Suite 304, Radnor, Pennsylvania 19087.

The primary purpose of our Nominating Committee is to assist our Board in promoting the best interests of the Company and our stockholders through the implementation of sound corporate governance principles and practices. The functions of our Nominating Committee include, among other things:

·                  identifying, reviewing and evaluating candidates to serve on our board;

·                  determining the minimum qualifications for service on our board;

·                  developing and recommending to our board an annual self-evaluation process for our board and overseeing the annual self-evaluation process;

·                  developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our board any changes to such principles; and

·                  periodically reviewing and evaluating our Nominating Committee’s charter.

While the Nominating Committee does not have a formal diversity “policy,” the Nominating Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the Nominating Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion or ethnicity. The Nominating Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management including our Chief Executive Officer. In addition, the Nominating Committee considers candidates recommended by third parties, including stockholders. The Nominating Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Stockholders wishing to recommend director candidates for consideration by the Nominating Committee may do so by writing to our Secretary and giving the recommended candidate’s name, biographical data and qualifications. Nominees should have a reputation for integrity, honesty and adherence to high ethical standards, should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company, should be willing and able to contribute positively to the decision-making process of the Company, should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees, should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders, should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

The Nominating Committee met three times in 2014.

Compensation Committee Interlocks and Insider Participation

During 2014 and as of the date of this Proxy Statement, no member of our Compensation Committee has ever been an executive officer or employee of ours and no executive officer of the Company currently serves, or has served during the last completed year, on the Board, Compensation Committee or other committee serving an equivalent function, of any other entity that has one or more officers serving as a member of our Board or Compensation Committee.

Stockholder Communications with the Board

Stockholders who wish to communicate directly with the Board, or with a particular director, may send a letter addressed to our Secretary at Marinus Pharmaceuticals, Inc., Three Radnor Corporate Center, 100 Matsonford Road, Suite 304, Radnor, Pennsylvania 19087. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder Board Communication” or “Stockholder Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed. If a stockholder wishes the communication to be confidential, such stockholder must clearly indicate on the envelope that the communication is “confidential.” The Secretary will then forward such communication, unopened, to the directors, or director, specified on the envelope, or if none, to the Chairman of the Board.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

Our Board has adopted a Code of Business Conduct and Ethics applicable to all of our employees, executive officers and directors. The Code of Business Conduct and Ethics outlines the principles, policies and laws that govern our activities and establishes guidelines for conduct in the workplace. Every employee, executive officer and director is required to read the Code of Business Conduct and Ethics annually. The Audit Committee of our Board is responsible for overseeing the Code of Business Conduct and Ethics and must approve any waivers of the Code of Business Conduct and Ethics for employees, executive officers or directors. We expect that any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, will be disclosed on our website. Copies of the Code of Business Conduct and Ethics can be obtained free of charge from the

Company’s website, www.marinuspharma.com, or by contacting the Company to the attention of the Secretary at our offices at Marinus Pharmaceuticals, Inc., Three Radnor Corporate Center, 100 Matsonford Road, Suite 304, Radnor, Pennsylvania 19087.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board assists the Board in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and to issue a report thereon.

In the performance of its oversight function, the audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2014 with management and with our independent registered public accounting firm. In addition, the Audit Committee has discussed the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committee, which includes, among other items, matters related to the conduct of the audit of our financial statements, with KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2014. The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (which relates to the independent registered public accounting firm’s independence from us) and has discussed with KPMG LLP their independence from us. We have also considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions referenced above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Audit Committee:
Tim M. Mayleben, Chair
Stephen Bloch
Anton Gopka

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act of 1934, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 4, 2015 (except where otherwise noted) by:

·                  each of our named executive officers (as that term is defined later in this Proxy Statement under the heading “Executive and Director Compensation”);

·                  each of our directors and our nominee for director;

·                  all directors and current executive officers as a group; and

·                  each stockholder known by the Company to own beneficially more than 5% of our common stock.

Percentage ownership in the following table is based on 14,015,447 shares of common stock outstanding as of March 4, 2015. We have determined beneficial ownership in the table in accordance with the rules of the SEC. In computing the number of shares beneficially owned by any person or group of persons and the percentage ownership of that person or group, shares of common stock subject to options and warrants held by such person or group of persons that are currently exercisable, or will become exercisable by May 4, 2015, are deemed to be beneficially owned by such person and outstanding for the calculation of such person’s percentage ownership. However, we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes following the table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or greater stockholders:
Domain Partners VI, L.P., DP VI Associates, L.P. and Domain Associates, LLC(1) One Palmer Square, Suite 515 Princeton, NJ 08542	2,536,436	18.1%
Canaan VII L.P.(2) 285 Riverside Ave., Suite 250 Westport, CT 06880	2,461,399	17.6%
Sofinnova Venture Partners VI, L.P.(3) 3000 Sand Hill Road, Bldg. 4, Ste 1250 Menlo Park, CA 94025	2,125,849	15.2%
RusnanoMedInvest 29, 1-St Brestskaya Street Moscow, Russia	1,597,060	11.4%
Franklin Resources, Inc.(4) One Franklin Parkway San Mateo, CA 94403-1906	1,389,100	9.9%

Directors, Director Nominees and Named Executive Officers:
Christopher M. Cashman(5)	322,921	2.3%
Gail Farfel(6)	134,734	1.0%
Edward F. Smith (7)	71,113	*
Stephen Bloch, M.D.(8)	47,050	*
Enrique J. Carrazana, M.D.(9)	12,983	*
Anton Gopka(10)	4,500	*
Timothy M. Mayleben(8)	47,050	*
Anand Mehra, M.D.(8)	47,050	*
Albena Patroneva	—	*
Jay Shepard(9)	12,983	*
Nicole Vitullo(10)	4,500	*
All directors and current officers as a group	704,884	4.8%

*  Denotes less than one percent of class.

(1)                                 Consists of: (a) 2,476,886 shares of common stock beneficially owned by Domain Partners VI, L.P., (b) 17,000 shares of common stock beneficially owned by DP VI Associates, L.P., and (c) 42,550 shares of common stock beneficially owned by Domain Associates, LLC.

Ms. Vitullo, a member of our board of directors, is a managing member of One Palmer Square Associates VI, L.L.C., the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P. and a managing member of Domain Associates, LLC.  The managing members of One Palmer Square Associates VI, L.L.C. share voting and investment power with respect to shares beneficially owned by Domain Partners VI, L.P. and DP VI Associates, L.P. and the managing members of Domain Associates, LLC share voting and investment power with respect to the shares beneficially owned by Domain Associates, LLC.  Ms. Vitullo disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein.

(2)                                 These shares are held directly by Canaan VII L.P.  Canaan Partners VII LLC is the general partner of Canaan VII L.P., and may be deemed to have sole voting, investment, and dispositive power over the shares held by Canaan VII L.P.  The managers of Canaan Partners VII LLC are Dr. Bloch, a member of our board of directors, Brenton K. Ahrens, John V. Balen, Deepak Kamra, Gregory Kopchinsky, Wende S. Hutton, Maha Ibrahim, Guy M. Russo and Eric A. Young.  Investment and voting decisions with respect to the shares held by Canaan VII L.P. are made by the mangers of Canaan Partners VII LLC collectively.  No stockholder, partner, director, officer, manager, member or employee of Canaan Partners VII LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by Canaan VII L.P.

(3)                                 Consists of: 1,859,639 shares of common stock beneficially owned by Sofinnova Venture Partners VI, L.P., (b) 27,998 shares of common stock beneficially owned by Sofinnova Venture Affiliates, L.P. and (c) Sofinnova Venture Partners VI GmbH & Co KG.

Anand Mehra, M.D. and Jay P. Shepard, members of our board of directors, are employees of Sofinnova Ventures.  The managing members of Sofinnova Management VI, LLC, the general partner of Sofinnova Venture Partners VI, L.P. and Sofinnova Venture Affiliates, L.P. and the managing limited partner of Sofinnova Venture Partners VI GmbH & Co KG, share voting and investment power with respect to the shares beneficially owned by Sofinnova Venture Partners VI, L.P., Sofinnova Venture Affiliates, L.P. and Sofinnova Venture Partners VI GmbH & Co KG.  Mssrs. Mehra and Shepard are not managing members of Sofinnova Management VI, LLC and disclaim beneficial ownership of shares beneficially owned by Sofinnova Venture Partners VI, L.P., Sofinnova Venture Affiliates, L.P. and Sofinnova Venture Partners VI GmbH & Co KG., except to the extent of their pecuniary interest therein.

(4)                                 These shares are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc.

(5)                                 Includes options to purchase 280,285 shares of common stock exercisable within 60 days of March 4, 2015.

(6)                                 Includes options to purchase 134,734 shares of common stock exercisable within 60 days of March 4, 2015.

(7)                                 Includes options to purchase 71,113 shares of common stock exercisable within 60 days of March 4, 2015.

(8)                                 Includes options to purchase 47,050 shares of common stock exercisable within 60 days of March 4, 2015.

(9)                                 Includes options to purchase 12,983 shares of common stock exercisable within 60 days of March 4, 2015.

(10)                          Includes options to purchase 4,500 shares of common stock exercisable within 60 days of March 4, 2015.

EXECUTIVE OFFICERS

The following are biographical summaries of our executive officers and their ages, except for Mr. Cashman, whose biography is included under the heading “Biographical and Other Information Regarding the Company’s Directors—Members of the Board Continuing in Office for a Term Expiring at the 2015 Annual Meeting”:

Name	Age	Position(s)
Christopher M. Cashman	58	Chairman, President and Chief Executive Officer
Edward F. Smith	43	Vice President, Chief Financial Officer, Treasurer and Secretary
Albena Patroneva, M.D.	50	Chief Medical Officer
Gail M. Farfel, Ph.D.	51	Chief Clinical Development and Regulatory Officer

Edward F. Smith has served as our Vice President, Chief Financial Officer, Treasurer and Secretary since November 2013. From July 2013 to November 2013, Mr. Smith served as a financial advisor in a consulting capacity for TetraLogic Pharmaceuticals Corporation. From January 2006 to April 2013, Mr. Smith served as Chief Financial Officer of PolyMedix, Inc., a company engaged in the development of small-molecule drugs for the treatment of serious acute care conditions, which voluntarily filed for chapter 7 bankruptcy on April 1, 2013. From September 2000 to December 2005, Mr. Smith was Executive Director of Finance at InKine Pharmaceutical Company, Inc., a biopharmaceutical company focused on the diagnosis and treatment of gastrointestinal disorders. Earlier in his career, Mr. Smith held various positions of increasing responsibility in public accounting, most recently as a manager in the audit practice at Deloitte & Touche LLP. Mr. Smith is licensed as a Certified Public Accountant in Pennsylvania and holds a B.S. in Business Administration from the University of Hartford. Mr. Smith has been named as a defendant in a shareholder class action suit filed against PolyMedix, Inc. and certain of its executive officers, including Mr. Smith, related to, among other things, statements made in PolyMedix, Inc.’s filings with the SEC. Pursuant to a court order issued in February 2014, the case has been suspended pending settlement discussions among the parties.

Albena Patroneva, M.D. has served as our Chief Medical Officer since December 31, 2014.  Dr. Patraneva served as Executive Medical Director, Therapeutic Area Group Advisor CNS at Takeda Pharmaceuticals from July 2012 until December 2014.  Dr. Patroneva previously served as Group Director Early Development, Neuroscience TA from October 2008 to November 2010, and thereafter Group Director Late Development, CVGI TA at AstraZeneca PLC until July 2012.

Gail M. Farfel, Ph.D. has served as our Chief Clinical Development and Regulatory Officer since December 2012. From May 2008 until December 2012, she served as President of G. Meredith Consulting LLC, a firm providing strategic consulting and support to biopharmaceutical and software development companies, of which Marinus was a client. From March 2006 through April 2008, Dr. Farfel was employed at Novartis Pharmaceuticals Corp., a United States subsidiary of Novartis AG, as Vice President, Therapeutic Area and Head for Neuroscience Clinical Development and Medical Affairs. From November 1996 to February 2006, Dr. Farfel held a variety of leadership positions in Clinical Development and Global Medical Affairs at Pfizer, Inc. where she directed programs through all stages of clinical development and regulatory submissions including development of the first product approved globally to treat PTSD. Dr. Farfel currently serves on the board of directors of PrintedArt. Dr. Farfel is the author of over 50 scientific articles in the areas of neuropsychopharmacology and drug treatment. Dr. Farfel holds a Ph.D. in Neuropsychopharmacology from the University of Chicago, where she trained as a behavioral scientist and neurotoxicologist, and received the Ginsburg Prize for Dissertation Excellence. She has a Bachelor’s degree in Biochemistry from the University of Virginia.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the fiscal years ended December 31, 2013 and 2014.

Name	Year	Salary	Bonus(2)	Stock Awards ($)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Christopher M. Cashman Chairman, President and Chief Executive Officer	2014 2013	325,000 260,000	130,000 100,880	— —	1,573,000 142,695	— —	2,028,000 503,575

Edward F. Smith Vice President, Chief Financial Officer, Treasurer and Secretary	2014 2013	300,000 30,000	105,000 —	— —	354,640 121,432		759,640 151,432

Albena Patroneva(1) Chief Medical Officer	2014	—	—	—	1,181,840		1,181,840

Gail M. Farfel Chief Clinical Development and Regulator Officer	2014 2013	290,000 290,000	68,875 69,600	— —	245,960 36,010		604,835 395,610

(1)         Dr. Patroneva joined the Company as Chief Medical Officer on December 31, 2014.

(2)         Represents performance bonus awards.  The 2013 bonus award was paid in 2014.  The 2014 bonus award was paid in 2015.

(3)         This amount represents aggregate grant-date fair value of option awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.

Employment Agreements

We have entered into employment agreements with all of our named executive officers. The following is a summary of the material terms of each employment agreement.

Christopher M. Cashman

On March 11, 2015, we entered into an amended and restated employment agreement with Christopher M. Cashman, our Chairman, President and Chief Executive Officer. The principal terms of Mr. Cashman’s employment agreement are as follows:

·                  base salary of $470,000 per year;

·                  annual performance bonus in an amount up to 50.0% of base salary based on the achievement of certain performance goals established by our Board or the compensation committee; and

·                  stock options and awards as described below under the heading “Outstanding Equity Awards at Fiscal Year-End.”

Upon a termination of Mr. Cashman’s employment by us without cause or a resignation by Mr. Cashman for good reason, Mr. Cashman is eligible to receive a continuation of his base salary for twelve months, with an accelerated payment of any balance upon a change in control as defined in the agreement, subject to his execution and delivery of a general release of claims.  If such termination occurs within three months before or within twelve months after a change in control the severance payable increase to an amount equal to his base salary for a period of twenty-four months plus his prorated target bonus payable in a lump sum. Upon such termination, Mr. Cashman is also eligible to receive payment or reimbursement of the his medical insurance premiums at the same level as was in effect on the termination date for a period of twelve months, which period increases to twenty-four months if the termination of employment occurs three-months before or twelve months after a change in control.

Termination for “cause” under Mr. Cashman’s employment agreement generally means termination of Mr. Cashman by us for: (i) his misuse of alcoholic beverages, controlled substances or other narcotics, which misuse has had or is reasonably likely to have a material adverse effect on our business or financial affairs or our reputation; (ii) failure to cooperate with us in any investigation or formal proceeding; (iii) the commission of, or a plea of guilty or nolo contendere with respect to, or conviction for, a felony (or any lesser included offense or crime in exchange for withdrawal of a felony indictment or charged crime that might result in a penalty of incarceration), a crime involving moral turpitude or any other offense that results in or could result in any prison sentence; (iv) adjudication as an incompetent; (v) a breach of any material term of the employment agreement; (vi) violation in any material respect of any of our rules, regulations or policies; (vii) gross insubordination; (viii) engaging in any conduct, action or behavior that, in the reasonable opinion of our Board, has had a material adverse effect on our reputation; (ix) any continued or repeated absence; or (x) misappropriation of any funds or property.

Termination for “good reason” under Mr. Cashman’s employment agreement generally means termination by Mr. Cashman for (i) a reassignment to a location outside the greater Philadelphia area; (ii) any material failure by us to comply with any material term of the employment agreement; (iii) the demotion of Mr. Cashman to a lesser position or a substantial diminution of Mr. Cashman’s authority, duties or responsibilities or (iv) a material diminution of his base salary and benefits, except under certain limited circumstances.

Mr. Cashman is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans as approved from time to time by our Board. Mr. Cashman’s employment agreement contains customary non-solicitation and non-competition covenants, which covenants remain in effect for one year following any cessation of employment with respect to Mr. Cashman. Further, Mr. Cashman has executed a Mutual Non-Disclosure Agreement.

Edward F. Smith

On March 11, 2015, we entered into an amended and restated employment agreement with Edward F. Smith, our Vice President, Chief Financial Officer, Treasurer and Secretary. The principal terms of Mr. Smith’s employment agreement are as follows:

·                  base salary of $350,000 per year;

·                  annual performance bonus in an amount up to 35.0% of base salary based on the achievement of certain performance goals established by our Board or the compensation committee; and

·                  stock options and awards as described below under the heading “Outstanding Equity Awards at Fiscal Year-End.”

Upon a termination of Mr. Smith’s employment by us without cause or a resignation by Mr. Smith for good reason, Mr. Smith is eligible to receive a continuation of his base salary for nine months, with an accelerated payment of any balance upon a change in control as defined in the agreement, subject to his execution and delivery of a general release of claims.  If such termination occurs within three months before or within twelve months after a change in control the severance payable increase to an amount equal to his base salary for a period of eighteen months payable in a lump sum. Upon such termination, Mr. Smith is also eligible to receive payment or reimbursement of the his medical insurance premiums at the same level as was in effect on the termination date for a period of nine months, which period increases to eighteen months if the termination of employment occurs three-months before or  twelve months after a change in control.

Termination for “cause” under Mr. Smith’s employment agreement generally means termination of Mr. Smith by us for: (i) his misuse of alcoholic beverages, controlled substances or other narcotics, which misuse has had or is reasonably likely to have a material adverse effect on our business or financial affairs or our reputation; (ii) failure to cooperate with us in any investigation or formal proceeding; (iii) the commission of, or a plea of guilty or nolo contendere with respect to, or conviction for, a felony (or any lesser included offense or crime in exchange for withdrawal of a felony indictment or charged crime that might result in a penalty of incarceration), a crime involving moral turpitude or any other offense that results in or could result in any prison sentence; (iv) adjudication as an incompetent; (v) a breach of any material term of the employment agreement; (vi) violation in any material respect of any of our rules, regulations or policies; (vii) gross insubordination; (viii) engaging in any conduct, action or behavior that, in the reasonable opinion of our Board, has had a material adverse effect on our reputation; (ix) any continued or repeated absence; or (x) misappropriation of any funds or property.

Termination for “good reason” under Mr. Smith’s employment agreement generally means termination by Mr. Smith for (i) a reassignment to a location outside the greater Philadelphia area; (ii) any material failure by us to comply with any material term of the employment agreement; (iii) the demotion of Mr. Smith to a lesser position or a substantial diminution of Mr. Smith’s authority, duties or responsibilities or (iv) a material diminution of his base salary and benefits, except under certain limited circumstances.

Mr. Smith is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans as approved from time to time by our Board. Mr. Smith’s employment agreement contains customary non-solicitation and non-competition covenants, which covenants remain in effect for six months following any cessation of employment with respect to Mr. Smith. Further, Mr. Smith has executed a Confidentiality Agreement which expires five years after the last disclosure of confidential information by the Company.

Albena Patroneva, M.D.

On March 11, 2015, we entered into an employment agreement with Albena Patroneva, our Chief Medical Officer. The principal terms of Dr. Patroneva’s employment agreement are as follows:

·                  base salary of $335,000 per year;

·                  annual performance bonus in an amount up to 35.0% of base salary based on the achievement of certain performance goals established by our Board or the compensation committee; and

·                  stock options and awards as described below under the heading “Outstanding Equity Awards at Fiscal Year-End.”

Upon a termination of Dr. Patroneva’s employment by us without cause or a resignation by Dr. Patroneva for good reason, Dr. Patroneva is eligible to receive a continuation of her base salary for nine months, with an accelerated payment of any balance upon a change in control as defined in the agreement, subject to her execution and delivery of a general release of claims.  If such termination occurs within three months before or within twelve months after a change in control the severance payable increase to an amount equal to her base salary for a period of eighteen months payable in a lump sum. Upon such termination, Dr. Patroneva is also eligible to receive payment or reimbursement of the her medical insurance premiums at the same level as was in effect on the termination date for a period of nine months, which period increases to eighteen months if the termination of employment occurs three months before or twelve months after a change in control.

Termination for “cause” under Dr. Patroneva ‘s employment agreement generally means termination of Dr. Patroneva by us for: (i) her misuse of alcoholic beverages, controlled substances or other narcotics, which misuse has had or is reasonably likely to have a material adverse effect on our business or financial affairs or our reputation; (ii) failure to cooperate with us in any investigation or formal proceeding; (iii) the commission of, or a plea of guilty or nolo contendere with respect to, or conviction for, a felony (or any lesser included offense or crime in exchange for withdrawal of a felony indictment or charged crime that might result in a penalty of incarceration), a crime involving moral turpitude or any other offense that results in or could result in any prison sentence; (iv) adjudication as an incompetent; (v) a breach of any material term of the employment agreement; (vi) violation in any material respect of any of our rules, regulations or policies; (vii) gross insubordination; (viii) engaging in any conduct, action or behavior that, in the reasonable opinion of our Board, has had a material adverse effect on our reputation; (ix) any continued or repeated absence; or (x) misappropriation of any funds or property.

Termination for “good reason” under Dr. Patroneva’s employment agreement generally means termination by Dr. Patroneva for (i) a reassignment to a location outside the greater Philadelphia area; (ii) any material failure by us to comply with any material term of the employment agreement; (iii) the demotion of Dr. Patroneva to a lesser position or a substantial diminution of Dr. Patroneva’s authority, duties or responsibilities or (iv) a material diminution of her base salary and benefits, except under certain limited circumstances.

Dr. Patroneva is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans as approved from time to time by our Board. Dr. Patroneva’s employment agreement contains customary non-solicitation and non-competition covenants, which covenants remain in effect for six months following any cessation of employment with respect to Dr. Patroneva. Further, Dr. Patroneva has executed a Confidentiality Agreement which expires five years after the last disclosure of confidential information by the Company.

Gail M. Farfel, Ph.D.

On November 2, 2012, we entered into an employment agreement with Gail M. Farfel, Ph.D., our Chief Clinical Development and Regulatory Officer. The principal terms of Dr. Farfel’s employment agreement are as follows:

·                  base salary of $290,000 per year;

·                  annual performance bonus in an amount up to 25.0% of base salary based on the achievement of certain performance goals established by our Board or the compensation committee; and

·                  stock options as described below under the heading “Outstanding Equity Awards at Fiscal Year-End.”

On January 1, 2015, Dr. Farfel’s salary was increased to $302,000 per year and her target performance bonus was increased to up to 30%.

Upon a termination of Dr. Farfel’s employment by us without cause, Dr. Farfel is eligible to receive continuation of her base salary for six months, subject to her execution and delivery of a general release of claims.

Termination for “cause” under Dr. Farfel’s employment agreement generally means termination of Dr. Farfel by us for: (i) any material breach by Dr. Farfel of any agreement between Dr. Farfel and us, (ii) any commission of a crime constituting a felony, or (iii) repeated, willful failure to perform any duties or other insubordination.

Dr. Farfel is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans as approved from time to time by our Board. Further, Dr. Farfel has executed a Non-Competition, Non-Solicitation, Confidentiality and Invention Assignment Agreement which contains customary non-solicitation and non-competition covenants, which covenants remain in effect for one year following any cessation of employment with respect to Dr. Farfel.

Equity Benefit Plans

2005 and 2014 Equity Incentive Plan

Our board of directors adopted our 2005 Stock Option and Incentive Plan in 2005 for the purpose of attracting key employees, directors and consultants, inducing them to remain with us and encouraging them to increase their efforts to make our business more successful. We will not make any further grants under the 2005 Stock Option and Incentive Plan, but all outstanding awards under the 2005 Stock Option and Incentive Plan will continue to vest and be exercisable in accordance with their original terms.

The 2014 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, and performance awards. Our directors, officers and consultants will be eligible for grants under the 2014 Equity Incentive Plan. The purpose of the 2014 Equity Incentive Plan is to provide incentives that attract, retain and motivate high-performing officers, directors, employees and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our company.

Available shares.  The aggregate number of shares of our common stock issuable pursuant to awards under the 2014 Equity Incentive Plan is 560,300 shares. In addition, the number of shares of Company Stock that may be issued pursuant to Grants under this Plan and the number of shares of Company Stock that may be issued under this Plan as Incentive Stock Options shall be increased annually on January 1 of each year, by a number equal to the lesser of (i) 1,120,000 shares of Company Stock, (ii) an amount equal to 4% of the total number of shares of the Company’s capital stock outstanding on such date, calculated on a common-equivalent basis, or (iii) an amount determined by the Board.  All shares subject to the 2014 Equity Incentive Plan may be issued upon the exercise of incentive stock options. No person may be granted in a calendar year an award covering more than 700,000 shares. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1.0 million limitation on the income tax deductibility by us of compensation paid to any covered executive officer imposed by Section 162(m) of the Code.

The number of shares available for issuance under the 2014 Equity Incentive Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the number of outstanding shares of our common stock. In the event of any of these occurrences, we will make equitable adjustments to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2014 Equity Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2014 Equity Incentive Plan.

Change in Control.  In connection with a Change in Control (as defined below) the committee may, on a participant-by-participant basis (i) cause any outstanding awards to become vested and immediately exercisable, in whole or in part; (ii) cause any outstanding option to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that Change in Control, cancel that option upon closing of the Change in Control; (iii) cancel any unvested award or unvested portion thereof, with or without consideration; (iv) cancel any award in exchange for a substitute award; (v) redeem any RSU for cash and/or other substitute consideration with value equal to the fair market value of an unrestricted share on the date of the Change in Control; (vi) cancel any option in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of shares subject to that option, multiplied by (B) the difference, if any, between the fair market value per share on the date of the Change in Control and the exercise price of that option; provided that if the fair market value per share on the date of the Change in Control does not exceed the exercise price of any such option, the committee may cancel that option without any payment of consideration; and/or (vii) take such other action as the committee determines to be reasonable under the circumstances; provided that the committee may only use discretion to the extent permitted under Section 409A of the Code.

Under the 2014 Equity Incentive Plan, a Change in Control means the happening of an event, which shall be deemed to have occurred upon the earliest to occur of the following events: (i) any person or group acquires (in one or more transactions) beneficial ownership of our stock possessing 50.0% or more of the total power to vote for the election of our board of directors; (ii) a majority of the members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our board of directors prior to the date of the appointment or election; (iii) a merger or consolidation with another corporation where our shareholders immediately prior to such transaction will not beneficially own stock possessing 50.0% or more of the total power to vote for the election of the surviving corporation’s board of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) immediately after such transaction; (iv) any person or group acquires all or substantially all of our assets; (v) we complete a full liquidation or dissolution; or (vi) our stockholders accept a share exchange, whereby stockholders immediately before such exchange do not (or will not) directly or indirectly own more than 50.0% of the combined voting power of the surviving entity immediately following such exchange in substantially the same proportion as their ownership immediately before such exchange. The definition of Change in Control in the 2005 Stock Option and Incentive Plan is substantially similar to the definition in the 2014 Equity Incentive Plan.

Repricing.  The committee may not, without obtaining prior approval of our stockholders: (i) implement any cancellation/re-grant program pursuant to which outstanding options under the 2014 Equity Incentive Plan are cancelled and new options are granted in replacement with a lower exercise per share, (ii) cancel outstanding options under the 2014 Equity Incentive Plan with exercise per share in excess of the then current fair market value per share for consideration payable in our equity securities or (iii) otherwise directly reduce the exercise price in effect for outstanding options under the 2014 Equity Incentive Plan.

Acceleration of Equity Awards.  Pursuant to the terms of each employment agreement with Mr. Cashman, Mr. Smith, and Dr.  Patroneva, in the event of a change in control that occurs during any time prior to such named executive officer’s termination of employment with us, all or a portion of the executive’s then unvested stock options shall fully vest.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by each of our named executive officers, which were outstanding as of December 31, 2014.

	Option Awards
Name	Date of Grant	Shares Exercisable	Shares not Exercisable		Exercise Price	Date of Expiration
Christopher M. Cashman	9/15/2011	80,128	16,026	(1)	$1.04	9/14/2021
	9/15/2011	47,929	11,061	(1)	$1.04	2/28/2022
	4/4/2013	10,644	77,396	(2)	$1.04	4/3/2023
	12/22/2014	38,194	236,806	(3)	$8.70	12/21/2024

Edward F. Smith	11/25/2013	41,915	101,793	(4)	$1.04	11/24/2023
	12/22/2014	8,611	53,389	(5)	$8.70	12/21/2024

Albena Patroneva	12/31/2014	—	158,000	(6)	$10.57	12/30/2024

Gail M. Farfel	4/1/2010	38,462	—		$1.04	3/31/2020
	6/1/2011	57,963	—		$1.04	5/31/2021
	11/1/2013	23,084	19,532	(7)	$1.04	4/3/2023
	12/22/2014	5,972	37,028	(8)	$8.70	12/21/2024

(1)                       25% of the total shares underlying this option vested on September 15, 2012.  The remaining shares vest 1/36th monthly over 36 months thereafter, subject to continued service to us through each vesting date.

(2)                       17,596 of the total shares underlying this option vested on April 4, 2013.  The remaining shares vest 1/43rd monthly over 43 months thereafter, subject to continued service to us through each vesting date.

(3)                       38,194 of the total shares underlying this option vested on December 22, 2014.  The remaining shares vest monthly over 31 months thereafter, subject to continued service to us through each vesting date.

(4)                       25% of the total shares underlying this option vested on November 22, 2014.  The remaining shares vest 1/36th monthly over 36 months thereafter, subject to continued service to us through each vesting date.

(5)                       8,611 of the total shares underlying this option vested on December 22, 2014.  The remaining shares vest monthly over 31 months thereafter, subject to continued service to us through each vesting date.

(6)                       25% of the total shares underlying this option will vest on December 31, 2015.  The remaining shares vest 1/36th monthly over 36 months thereafter, subject to continued service to us through each vesting date.

(7)                       25% of the total shares underlying this option vested on November 2, 2013.  The remaining shares vest 1/36th monthly over 36 months thereafter, subject to continued service to us through each vesting date.

(8)                       5,972 of the total shares underlying this option vested on December 22, 2014.  The remaining shares vest monthly over 31 months thereafter, subject to continued service to us through each vesting date

Retirement Benefits

We maintain a Section 401(k) retirement plan for all employees who are 21 years of age or older. Employees can contribute up to 50.0% of their eligible pay, subject to maximum amounts allowed under law. We may make discretionary profit sharing contributions, which vest over a period of four years from each employee’s commencement of employment with us. We did not make any discretionary profit sharing contributions in our fiscal year ended December 31, 2014.

Compensation of Directors

During our fiscal year ended December 31, 2014, we paid cash compensation to our directors. All of our directors also received awards under the 2014 Equity Incentive Plan. The following table sets forth information concerning compensation for services rendered by our directors (other than our Chief Executive Officer who is also Chairman of the Board of Directors) for the fiscal year ended December 31, 2014:

Name	Fees earned or paid in cash ($)	Option Awards ($) (1)		Total compensation ($)
Stephen Bloch, M.D.	17,708	26,612	(2)	44,320
Enrique J. Carrazana, M.D.	16,667	26,612	(3)	43,279
Anton Gopka	19,271	26,612	(4)	45,883
Tim M. Mayleben Chair, Audit Committee	22,396	26,612	(2)	49,008
Anand Mehra, M.D.	16,667	26,612	(2)	43,279
Jay P. Shepard Chair, Compensation Committee	18,750	26,612	(3)	45,362
Nicole Vitullo Chair, Nominating Committee	19,792	26,612	(4)	46,404

(1)                       This column represents the aggregate grant date fair value of options to purchase 6,000 shares of common stock granted to each director in 2014, computed in accordance with FASB ASC Topic 718.

(2)                       As of December 31, 2014, this director held options to purchase 48,550 shares of common stock.

(3)                       As of December 31, 2014, this director held options to purchase 29,952 shares of common stock.

(4)                       As of December 31, 2014, this director held options to purchase 6,000 shares of common stock

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2014, to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5.0% of our capital stock or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than employment, compensation, termination, indemnification and change in control arrangements with our named executive officers, which are described under “Executive and Director Compensation.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Our audit committee is responsible for the review, approval and ratification of related person transactions. The audit committee will review these transactions under our Code of Conduct, which will govern conflicts of interests, among other matters, and will be applicable to our employees, officers and directors. See “Management—Audit Committee” for additional information regarding related-party transactions.

Issuance of Series C Convertible Preferred Stock

In December 2012, May 2013 and April 2014, we issued and sold an aggregate of 18,803,582 shares of our series C convertible preferred stock at a purchase price per share of $1.1845 per share (before giving effect to our 1-for-6.5 reverse stock split), for an aggregate purchase price of approximately $22.3 million, including approximately $5.2 million of aggregate principal and accrued interest, in connection with the conversion of previously outstanding convertible notes. The table below sets forth the purchases of our series C convertible preferred stock by persons who hold more than 5.0% of our outstanding capital stock and entities affiliated with our directors:

Stockholders	Series C Preferred Shares Held	Aggregate Investment
Domain Partners VI, L.P. and DP VI Associates, L.P.(1)	3,775,163	$4,471,681
Canaan VII L.P.(2)	3,355,859	$3,975,018
Sofinnova Venture Partners VI, L.P.(3)	2,502,950	$2,964,744
RusnanoMedInvest(4)	8,176,802	$9,685,422

(1)                       Nicole Vitullo, a member of our board of directors, is a managing member of One Palmer Square Associates VI, L.L.C, the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P.

(2)                       Stephen Bloch, M.D., a member of our board of directors, is a manager of Canaan Partners VII LLC, the general partner of Canaan VII L.P.

(3)                       Anand Mehra, M.D. and Jay P. Shepard, members of our board of directors, are employees of Sofinnova Ventures.

(4)                       Anton Gopka, a member of our board of directors, was a managing partner of RusnanoMedInvest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and officers in preparing and filing such reports with the SEC.

To our knowledge, based solely on our review of copies of the reports received by us and written representations by these individuals that no other reports were required since July 31, 2014 in connection with our recent initial public offering, except with respect to a late Form 4 filed for Albena Patroneva on January 7, 2015 all such Section 16(a) filing requirements were met.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS DECEMBER 31, 2014

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,670,574	$4.37	—
Equity compensation plans not approved by security holders	—	—	—

Total	1,670,574	$4.37	—

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board consists of a number of members as established by the majority vote of the Board. The number of directors that presently constitute the entire Board is nine. Under our charter, our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of stockholders. The Board was comprised of three Class I directors, whose initial term expires on the election and qualification of successor directors at the annual meeting of stockholders held in calendar year 2015. At the Annual Meeting, if elected, the two Class I director nominees named in this Proxy Statement will hold office for three years until their successors are elected and qualified or until the director’s death, removal or resignation. The Board has nominated Christopher M. Cashman and Stephen Bloch for election as a Class I Directors at the Annual Meeting. The Board is also comprised of three Class II directors, whose initial term expires on the election and qualification of successor directors at the annual meeting of stockholders held in calendar year 2016 or until his or her death, removal or resignation, and three Class III directors, whose initial term expires on the election and qualification of successor directors at the annual meeting of stockholders held in calendar year 2017 or until his or her death, removal or resignation.

Listed above under the caption “Board of Directors” are the names and biographical information of Christopher M. Cashman and Stephen Bloch, the two nominees for Class I director, as well as the current Class II and Class III directors. The persons designated as proxies in the accompanying proxy card intend to vote “FOR” such nominees, unless a contrary instruction is indicated on the proxy card. If for any reason any nominee should become unavailable for election, the persons designated as proxies in the proxy card may vote the proxy for the election of another person nominated as a substitute by the Board, if any person is so nominated. The nominees are currently directors and have consented to be named and have agreed to serve, if elected.

Recommendation of the Board

The Board recommends a vote “FOR” the election of Christopher M. Cashman and Stephen Bloch to the Board as Class I directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP audited our financial statements as of and for the years ended December 31, 2014 and 2013. The Audit Committee of our Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. We are submitting our selection of KPMG LLP as our independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the end of the Annual Meeting. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, discharge and replace KPMG LLP as our independent registered public accounting firm, and the selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders for ratification. Notwithstanding the outcome of the vote by the stockholders of the Company, the Audit Committee is not bound to retain the independent registered public accounting firm or to replace the independent registered public accounting firm, where, in either case, after considering the outcome of the vote, the Audit Committee determines its decision regarding the independent registered public accounting firm to be in the best interests of the Company.

The following table sets forth the aggregate fees billed by KPMG LLP as described below:

Fee Category:	2014	2013
Audit Fees	$860,981	$230,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$860,981	$230,000

Audit Fees:  Consists of fees billed for professional services rendered in connection with the audit of our financial statements as of and for the years ended December 31, 2014 and 2013 that are included in our Annual Report during those years and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation. The audit fees for 2014 also include services rendered in connection with our initial public offering.

Audit-Related Fees:  There were no audit-related fees billed in 2014 or 2013.

Tax Fees:  Consists of fees billed for tax related services including advice, preparation of returns and other tax services related to federal, state and international taxes.  There were no fees billed in 2014 or 2013 for tax fees.

All Other Fees:  There were no fees billed in 2014 or 2013 for any services other than those reported above.

All of the above services were approved by the Audit Committee.

In accordance with the Sarbanes-Oxley Act of 2002, as amended, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. On an ongoing basis, management defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of our independent registered public accounting firm for such services. The Audit Committee has also delegated authority to the Chairman of the Audit Committee, and if the Chairman of the Audit Committee is unavailable, to any other Audit Committee member, to pre-approve permitted services. Any such pre-approval must be reported to the Audit Committee at its next meeting.

Recommendation of the Board

The Board recommends a vote “ FOR “ the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2016
ANNUAL MEETING OF STOCKHOLDERS

Stockholders intending to present proposals at our Annual Meeting of Stockholders to be held in 2016 and intending to have such proposals included in our next proxy statement must send their proposals to our Secretary, in writing, at Marinus Pharmaceuticals, Inc., Three Radnor Corporate Center, 100 Matsonford Road, Suite 304, Radnor, Pennsylvania 19087; Attention: Secretary, pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our proxy statement and form of proxy for our 2016 Annual Meeting of Stockholders and must be received by us not later than November 21, 2015. If, however, the date of our 2016 Annual Meeting of Stockholders will be on or before March 21, 2016 or on or after May 22, 2016, then the deadline will be a reasonable time before we begin to print and send out our proxy materials. The dates referenced below with respect to proposing an item of business at our 2016 Annual Meeting will not affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.

In addition, under our bylaws, a stockholder of record on the date of the giving of the written notice to introduce a nomination or to propose an item of business must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that a nomination for director nominee(s) and/or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to our Secretary at our offices at Marinus Pharmaceuticals, Inc., Three Radnor Corporate Center, 100 Matsonford Road, Suite 304, Radnor, Pennsylvania 19087. We must receive written notice of your intention to introduce a nomination or to propose an item of business at our 2016 Annual Meeting:

·                  after November 21, 2015, but before December 20, 2015; or

·                  if the 2016 Annual Meeting will be held be on or before March 21, 2016 or on or after May 22, 2016, then no earlier than the close of business on the 120th day prior to the 2016 Annual Meeting and not later than the close of business on the later of (A) the 90th day prior to the 2016 Annual Meeting and (B) the 10th day following the day on which notice of the date of the 2016 Annual Meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that our Board, or such person or persons requested by a majority of our Board to call special meetings, has determined that directors shall be elected at such special meeting and provided further that the nomination made by the stockholder is for one of the director positions that our Board, or such person or persons requested by a majority of our Board to call special meetings, as the case may be, has determined will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the 10th day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.

Any such notice must include all of the information required to be in such notice pursuant to our bylaws filed with the SEC.

ANNUAL REPORT

A copy of our Annual Report is being mailed to our stockholders with this Proxy Statement.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such documents to you if you write or call our Secretary, Edward F. Smith, at Marinus Pharmaceuticals, Inc. Three Radnor Corporate Center, 100 Matsonford Road, Suite 304, Radnor, Pennsylvania 19087; telephone: (484) 801-4670.

If you want to receive separate copies of our Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact our Secretary, in writing, at the address listed above.

By Order of the Board of Directors,

/s/ Edward F. Smith
Edward F. Smith, Vice President,
Chief Financial Officer, Treasurer and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF MARINUS PHARMACEUTICALS, INC. April 21, 2015 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.marinuspharma.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election as Class I directors of the nominees listed below (except as marked to the contrary below). O Christopher M. Cashman O Stephen Bloch, M.D. 2. The ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20230000000000000000 0 042115 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

0 14475 MARINUS PHARMACEUTICALS, INC. 3 Radnor Corporate Center, Suite 304 Radnor, PA 19087 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Christopher M. Cashman and Edward F. Smith as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Marinus Pharmaceuticals, Inc. held of record by the undersigned on March 4, 2015, at the Annual Meeting of Stockholders to be held at The NASDAQ Marketsite located at 4 Times Square, 2nd Floor, New York, NY 10036, on April 21, 2015, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side) 1.1